Exhibit 99.1

COMMUNITY BANK SYSTEM, INC.	For further information contact:
5790 Widewaters Parkway	Scott A. Kingsley
DeWitt, N.Y. 13214	E.V.P. and Chief Financial Officer
(315) 445-3121
Community Bank System Completes
Ontario National Bank Acquisition
     Syracuse, N.Y. – December 4, 2006 – Community Bank System, Inc. (NYSE: CBU) has completed its acquisition of ONB Corporation, the parent of Ontario National Bank, as previously announced in August.
     Based in Clifton Springs, N.Y., Ontario National Bank operates four branches, including three in the Ontario County villages of Clifton Springs (2) and Phelps, and one in the Wayne County village of Palmyra, in addition to 11 ATMs throughout its two-county region. All branches have been re-branded as “Community Bank, N.A.” facilities, and have begun operating as such beginning today.
     An all-cash transaction valued at approximately $15.7 million, this acquisition is expected to have an accretive impact on earnings in 2007. As of September 30, 2006, Ontario National Bank held $93 million in assets, including $59 million of loans, and $81 million in customer deposits.
     “We enthusiastically welcome Ontario National’s customers and employees into the Community Bank, N.A. family,” said Mark E. Tryniski, President and Chief Executive Officer of Community Bank System. “We’re excited to be nearly doubling our presence in this northern Finger Lakes region — which has been a very productive lending market for us in recent years — and we anticipate our broader array of banking and financial services products will be very well received by our new customers. We look forward to expanding our role and presence within these vibrant communities.”
     Community Bank System, Inc. (NYSE: CBU) is a registered bank holding company based in DeWitt, N.Y., with approximately $4.4 billion in assets and more than 130 customer facilities. Its wholly-owned banking subsidiary operates as Community Bank, N.A. across Upstate New York, and as First Liberty Bank & Trust throughout Northeastern Pennsylvania. Its other subsidiaries include: BPA-Harbridge, which provides actuarial, administration, consulting and daily valuation recordkeeping services for benefit plans from offices in Upstate New York, New England, and Pennsylvania; Community Investment Services, Inc., a broker-dealer delivering financial products throughout the company’s branch network; and Nottingham Advisors, a wealth management and advisory firm with offices in Buffalo, N.Y., and North Palm Beach, Fla. For more information please visit our websites at: www.communitybankna.com or www.firstlibertybank.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The following factors, among others, could cause the actual results of CBU’s operations to differ materially from CBU’s expectations: the successful integration of operations of its acquisitions; competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements. CBU does not assume any duty to update forward-looking statements.
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